Exhibit 99.1
CVR Partners Reaffirms Distribution Guidance
Of $1.92 for Twelve Months Ending March 31, 2012
SUGAR LAND, Texas (July 28, 2011) — On July 26, 2011, CVR Partners, LP announced a second quarter 2011 cash distribution of 40.7 cents per common unit for the period of April 13, 2011 (the closing of its initial public offering) through June 30, 2011. CVR Partners today reaffirms its previous distribution guidance of $1.92 for the twelve months ending March 31, 2012, as reported in its prospectus dated April 7, 2011, in connection with its initial public offering.
The following information contains forward-looking statements based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. You are cautioned not to put undue reliance on such forward-looking statements (including forecasts and projections regarding our future performance) because actual results may vary materially from those expressed or implied as a result of various factors, including, but not limited to those set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the CVR Partners, LP Prospectus and any other filings CVR Partners, LP makes with the Securities and Exchange Commission. CVR Partners, LP assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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About CVR Partners, LP
Headquartered in Sugar Land, Texas, with manufacturing facilities located in Coffeyville, Kan., CVR Partners, LP is a Delaware limited partnership focused primarily on the manufacture of nitrogen fertilizers. The CVR Partners nitrogen fertilizer manufacturing facility is the only operation in North America that uses a petroleum coke gasification process to produce nitrogen fertilizer and includes a 1,225 ton-per-day ammonia unit, a 2,025 ton-per-day urea ammonium nitrate unit, and a dual-train gasifier complex having a capacity of 84 million standard cubic feet per day of hydrogen.

For further information, please contact:
Investor Relations:	Media Relations:
Jay Finks	Steve Eames
281-207-3588	281-207-3550
InvestorRelations@CVRPartners.com	MediaRelations@CVRPartners.com